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                                                                   EXHIBIT 5
                                   PFIZER INC.
                              235 East 42nd Street
                            New York, New York  10017

December 20, 1994

Pfizer Inc.
235 East 42nd Street
New York, New York  10017

Pfizer Inc.:

I refer to the Registration Statement on Form S-8 to be filed by you on or about December 20, 1994 with the Securities and Exchange Commission, relating to 2,000,000 shares of Common Stock, $.10 par value, of Pfizer Inc. (the "Company"), to be purchased pursuant to the Pfizer Inc. Performance-Contingent Share Award Program (the "Program").

It is my opinion that:

All necessary corporate proceedings have been duly taken to authorize the issuance of the aforesaid shares under the Program, and all such shares, upon issuance in accordance with the terms of the Program, will be validly issued and outstanding and fully paid and non-assessable.

In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of the Company and such other papers as I have deemed relevant and necessary as a basis for my opinion. I have relied, to the extent that I deem such reliance proper, upon such certificates with respect to the accuracy of actual matters contained therein which were not independently established.

I hereby consent to the use of this opinion in the above-mentioned Registration Statement and to the reference to my name under the heading "Legal Opinion" in the Prospectus constituting a part of such Registration Statement. In giving such consent, I do not hereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

Very truly yours,



Terence J. Gallagher
Vice President Corporate Governance